Exhibit 99.1.4

EXECUTION COPY

Stock Purchase Agreement

This Stock Purchase Agreement (this “Agreement”), dated as of July 31, 2013, is hereby entered into by and between the sellers signatory hereto (the “Sellers”), and the purchaser signatory hereto (the “Purchaser”).

1. Purchase and Sale of the Shares. Subject to the terms of this Agreement, each Seller hereby agrees to sell, convey, assign and deliver to the Purchaser, and the Purchaser hereby agrees to purchase, acquire and accept from such Seller, the ordinary shares, par value €0.04 per share, of LyondellBasell Industries N.V. (the “Company”) set forth opposite such Seller’s name on Annex I (the “Shares”).

2. Consideration. Subject to the terms of this Agreement, in consideration of the aforesaid sale, conveyance, assignment and delivery of the Shares, the Purchaser hereby agrees to deliver, or cause to be delivered, to each Seller, an amount in cash (the “Purchase Price”) equal to the product of the number of shares set forth opposite such Seller’s name on Annex I and the price per Share equal to the same price per ordinary share to be paid by the underwriters to the Sellers pursuant to an underwriting agreement with the Company and the Sellers to be entered into on the date hereof relating to an underwritten offering of Shares of the Company (the “Underwritten Offering”), net of any other discounts or incentives agreed to between the Sellers and such underwriters in connection with the Underwritten Offering.

3. Closing. The date and time of the Closing (the “Closing”) shall be as promptly as practicable after the execution and delivery of this Agreement, but not later than 10:00 a.m., New York City time, on August 6, 2013 or such other date as is mutually agreed to by the Sellers and the Purchaser.

4. Delivery by the Purchaser. On the Closing Date, following initiation of the transfer by the Sellers to the Purchaser of the Shares to the Purchaser’s brokerage account maintained at The Depository Trust Company (“DTC”) as set forth below in Section 5, the Purchaser shall deliver the Purchase Price against delivery of the Shares, by wire transfers of federal (same day) funds for the Shares set forth opposite each Seller’s name on Annex I to the brokerage accounts of each such Seller in accordance with the DVP transfer instructions to be provided prior to the Closing by such Seller to the Purchaser.

5. Delivery by the Sellers. On the Closing Date, the Seller shall cause the Shares to be transferred in electronic form via book entry transfer in a DVP transfer pursuant to the instructions to be provided prior to the Closing by the Purchaser to the Sellers.

6. Representations and Agreements of the Sellers. Each of the Sellers, severally and not jointly, represents and warrants to the Purchaser as follows:

a. Organization and Corporate Power. Such Seller is organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Such Seller has all requisite legal power to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.

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b. Authorization. All action on the part of such Seller necessary for the authorization, execution, delivery and performance of this Agreement by such Seller has been taken and for the authorization of the sale and delivery of the Shares by such Seller shall have been taken as of the Closing. This Agreement has been duly and validly executed and delivered by such Seller, and constitutes a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms. The execution of this Agreement and the performance by such Seller of its obligations hereunder do not conflict with or violate any agreement to which such Seller is a party or is bound or any law applicable to such Seller. No consent of, authorization from or filing with any third party, including governmental authorities (other than disclosure forms to be filed with governmental or regulatory agencies), is necessary or required for such Seller to execute and deliver this Agreement and effect the transactions contemplated by this Agreement (without giving effect to any consents or filings which may be required as a result of the status or operations of the Purchaser).

c. Title and Related Matters. Immediately prior to the settlement for the Shares hereunder, such Seller will have good and valid title to the Shares being sold by such Seller hereunder free and clear of all liens, encumbrances, equities or claims; and upon delivery of the Shares as contemplated by Section 5 hereof, the Purchasers shall have good and valid title to the Shares being sold by such Seller, free and clear of all liens, encumbrances, equities or claims.

d. Evaluation of Transaction. Such Seller has sufficient knowledge and experience in financial, investment and business matters so as to independently evaluate the merits of selling the Shares to the Purchaser and such Seller is able to make, and has made, an informed investment decision with respect thereto.

e. Affiliate Status. Such Seller is currently an “affiliate” of the Company as such terms is defined under Rule 144 promulgated by the Securities and Exchange Commission under the Act.

f. Finder’s Fees. Such Seller is not a party to any agreement or arrangement with a third party and has not taken any action which would impose any obligation or liability to any person or entity (other than the Sellers) for finder’s fees, agent’s commissions or like payments in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

7. Representations and Agreements of the Purchaser. The Purchaser represents and warrants to the Sellers as follows:

a. Organization and Power. The Purchaser is organized, validly existing and in good standing under the laws of the jurisdiction of its formation. The Purchaser has all requisite legal power to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.

b. Authorization. All actions on the part of the Purchaser necessary for the authorization, execution, delivery and performance of this Agreement have been taken. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms. The execution of this Agreement and the performance by the Purchaser of its obligations hereunder do not conflict with or violate any agreement to which such Purchaser is a party or bound or any law applicable to such Purchaser. No consent of, authorization from, or filing with any third party, including governmental authorities (other than disclosure forms to be filed with governmental or regulatory agencies, including Schedule 13D or Schedule 13G, as applicable), is necessary or required for the Purchaser to execute and deliver this Agreement and effect the transactions contemplated by this Agreement (without giving effect to any consents or filings which may be required as a result of the status or operations of the Sellers).

c. Investment Representations.

(i) The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares, has independently evaluated the merits of purchasing the Shares and has made an informed, independent investment decision with respect thereto. The Purchaser has been given the opportunity to examine all documents provided by, conduct due diligence and ask questions of, and to receive answers from, either the Seller or the Company and their respective representatives concerning the terms and conditions of an investment in the Shares. The Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Act) with no present intention of selling, transferring, granting a participation in or otherwise distributing the shares thereof in violation of the Securities Act. The Purchaser understands that the Shares are being acquired from the Sellers who are affiliates of the Company in a transaction that has not been registered under the Securities Act and the rules and regulations thereunder and any applicable state securities or blue-sky laws and the Shares cannot be sold unless subsequently registered under the Act or an exemption from such registration is available. The Purchaser is a sophisticated investor that qualifies as an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission.

(ii) The Purchaser has been advised to consult the Purchaser’s own legal, tax and other advisors with respect to the merits and risks of an investment in the Shares and with respect to applicable resale restrictions, and it is solely responsible (and none of the Sellers is in any way responsible) for compliance with: (A) any applicable laws of the jurisdiction in which the Purchaser is resident in connection with the distribution of the Shares hereunder or (B) applicable resale restrictions.

d. Finder’s Fees. The Purchaser is not a party to any agreement or arrangement with a third party and has not taken any action which would impose any obligation or liability to any person or entity (other than the Purchaser) for finder’s fees, agent’s commissions or like payments in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

8. Fees and Expenses. Unless expressly stated to the contrary in this Agreement, each party will assume and pay for the expenses it incurs with respect to the purchase and sale of the Shares under this Agreement.

9. Public Announcements. Unless otherwise required by law or stock exchange regulation, no party to this Agreement or any of their respective affiliates shall make, or cause to be made, any press release or public announcement or otherwise communicate with any news media in respect of this Agreement, the terms hereunder or the transactions contemplated hereby, without the prior written consent of the other party and such consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the parties acknowledge and agree that the terms of this transaction (other than the identity of the Purchaser) will be publicly disclosed in connection with the Underwritten Offering.

10. Further Assurances. Subject to the terms and provisions of this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable law, and execute and deliver such documents and other papers, in each case, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby and thereby.

11. Binding Effect; Assignment. This Agreement is not assignable by either party, unless the prior written consent of the other parties hereto is obtained. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of each of the Sellers and its successors and permitted assigns with respect to the obligations of the Purchaser under this Agreement, and to the benefit of the Purchaser and its successors and permitted assigns with respect to the obligations of the Sellers under this Agreement.

12. Enforceability. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

14. Governing Law. This Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

SELLERS:

AIE EUROLUX S.À.R.L.

By:	/s/ Laurie Medley
Name:	Laurie Medley
Title:	Authorized Signatory

ACLF/LYONDELL S.À.R.L.

By:	/s/ Laurie Medley
Name:	Laurie Medley
Title:	Authorized Signatory

ACLF CO-INVEST/LYONDELL S.À.R.L.

By:	/s/ Laurie Medley
Name:	Laurie Medley
Title:	Authorized Signatory

LEVERAGESOURCE HOLDINGS
SERIES III (LUX) S.À.R.L.

By:	/s/ Laurie Medley
Name:	Laurie Medley
Title:	Authorized Signatory

LEVERAGESOURCE XI (N), L.P.

By: LeverageSource Holdings GP, LLC,
Its Investment Manager

By:	/s/ Laurie Medley
Name:	Laurie Medley
Title:	Vice President

SELLERS (CONT.):

APOLLO CREDIT FUNDING I LTD.

By: Apollo ST Fund Management LLC,
Its Manager

By:	/s/ Laurie Medley
Name:	Laurie Medley
Title:	Vice President

STONE TOWER CDO II LTD.

By: Apollo ST Debt Advisors LLC,
Its Manager

By:	/s/ Laurie Medley
Name:	Laurie Medley
Title:	Vice President

PURCHASER:

AI INTERNATIONAL CHEMICALS
S.À.R.L.

By:	/s/ Alejandro Moreno
Name:	Alejandro Moreno
Title:	Manager

ANNEX I

Seller	Shares
AIE EUROLUX S.À.R.L.	28,101
ACLF/LYONDELL S.À.R.L.	169,472
ACLF CO-INVEST/LYONDELL S.À.R.L.	155,392
LEVERAGESOURCE HOLDINGS SERIES III (LUX) S.À.R.L.	3,897,664
LEVERAGESOURCE XI (N), L.P.	4,249,363
APOLLO CREDIT FUNDING I LTD.	6
STONE TOWER CDO II LTD.	2
TOTAL:	8,500,000